AMENDMENT NUMBER THREE TO
               GENERAL LOAN AND SECURITY AGREEMENT
                        STRAWBERRIES INC.


     This AMENDMENT NUMBER THREE TO GENERAL LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of May 5, 1993 by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with an office located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, on the one hand, and STRAWBERRIES INC., a Delaware corporation, and WAXIE MAXIE QUALITY MUSIC CO., a Delaware corporation (collectively hereafter referred to as "Borrowers"), whose chief executive office is located at 205 Fortune Boulevard, Milford, Massachusetts 01757, on the other hand, in light of the following facts:

                              FACTS

     FACT ONE: Foothill and Borrowers have previously entered into that certain General Loan and Security Agreement dated June 11,
1992, as amended (the "Agreement").

     FACT TWO: Foothill and Borrowers have agreed to amend the Agreement as provided herein.

     NOW, THEREFORE, Foothill and Borrowers hereby amend and supplement the Agreement as follows:

     1. All initially capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Agreement unless specifically defined herein.

     2. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement.

     3. The last sentence of the definition of "Eligible Inventory" in Section 1.1. of the Agreement under Definitions and Constructions is hereby deleted therefrom and a new sentence shall be substituted therefor which shall read as follows: "Foothill acknowledges that the 2.5% shrinkage reserve set by Borrower for fiscal 1993 is satisfactory as of February 1, 1993."

     4. Section 7.8 of the Agreement is hereby amended in its entirety to read as follows: "Capital Expenditures. Make any capital expenditure, or any commitment therefor, or lease any property, which lease would constitute a capital lease in accordance with GAAP, in excess of One Million Dollars ($1,000,000) for any individual transaction or where the aggregate amount of such transactions in any fiscal year is in excess of Five Million Dollars ($5,000,000) in the aggregate for all Borrowers. In addition to the foregoing, Borrowers shall be permitted to make a capital expenditure of up to $2,500,000 in connection with the acquisition and installation of a "point of sale" hardware and software system."

     5. Section 7.12 of the Agreement is hereby amended in its entirety to read as follows: "Investments. Other than Permitted Investments in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any one time, directly or indirectly make or own any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any corporation, association, person, or entity other than any other Borrower."

     6. Borrower shall pay to Foothill as documentation fee in the amount of $500.00 which shall be payable upon execution hereof. Said fee shall be fully earned at the time of payment and shall be non-refundable.

     7.   This Amendment Number Three to the General Loan And
Security Agreement amends, supercedes and replaces in its entirety that certain Amendment Number Three to the General Loan And
Security Agreement dated April 22, 1993.

     IN WITNESS WHEREOF, Foothill and Borrowers have executed this Amendment as of the date first written above.

FOOTHILL CAPITAL CORPORATION            STRAWBERRIES INC.


By:                                     By:

Its:                                    Its:


                                        WAXIE MAXIE QUALITY
                                        MUSIC CO.


                                        By:

                                        Its: